[KPMG letterhead]

March 17, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Sizeler Property Investors, Inc. (the Company) and, under the date of January 30, 2004, except for Note I, as to which the dates are February 16, 2004, March 5, 2004, and March 9, 2004, we reported on the consolidated financial statements of Sizeler Property Investors, Inc. as of and for the years ended December 31, 2003 and 2002. On February 9, 2005, Sizeler Property Investors, Inc. notified us that our appointment as the Company's independent auditor would cease upon completion of the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2004. On March 14, 2005, we completed our audit and our appointment as the Company's independent auditor ended at that time. We have read Sizeler Property Investors, Inc.'s statements included under Item 4 of its Form 8-K dated March 17, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Sizeler Property Investors, Inc.'s statement that the decision to appoint Ernst & Young LLP was approved by the Audit Committee of the Board of Directors, that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Sizeler Property Investors, Inc.'s consolidated financial statements, or that Ernst & Young LLP was the Company's auditor from inception until 1995.

Very truly yours,

(Signed) KPMG LLP